EXHIBIT 99.1

Event ID: 1004596

Event Name: Q4 2004 Millipore Corp. Earnings Conference Call

Event Date: 2005-01-27T22:30:00 UTC

C:  Martin Madaus;Millipore Corp.;President & CEO

C:  Geoff Helliwell;Millipore Corp.;Treasurer, IR

C:  Kathy Allen;Millipore Corp.;CFO

P:  Tracy Marshbanks;First Analysts;Analyst

P:  Derik DeBruin;UBS Warburg;Analyst

P:  Tony Butler;Lehman Brothers;Analyst

P:  Darryl Pardi;Merrill Lynch;Analyst

P:  Peter Lawson;Thomas Weisel Partners;Analyst

P:  Tycho Peterson;J.P. Morgan;Analyst

P:  [Viveck Hannah];Argus Partners;Analyst

+++ presentation

Operator: Good evening, my name’s Cynthia and I will be your conference facilitator. At this time I would like to welcome everyone to Millipore’s fourth quarter 2004 earnings release conference call. All lines have been placed on mute to prevent any background noise. After the speaker’s remarks, there will be a question and answer period. If you would like to ask a question during this time, simply press star, then the number 1 on your telephone key pad. If you would like to withdraw your question, press star and then the number 2 on your telephone key pad. Thank you. Mr. Helliwell, you may begin your conference

Geoff Helliwell: Thank you Cynthia and apologies to everyone for the little bit of a delay here. This is Geoff Helliwell, Treasurer and Investor Relations contact with Millipore. We have here our new CEO, Martin Madaus; Kathy Allen, CFO; and Jeff Rudin, General Counsel. This conference is being web cast and the audio and slides will be on our site at www.Millipore.com for the next several days.

Here is the disclaimer. In order to take advantage of the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, you should understand that we are making forward-looking statements in this conference. These statements involve a number of risks and uncertainties, all of which are set forth in detail in our annual report on Form 10-K, subsequent quarterly filings on Form 10-Q and other SEC filings. We assume no obligation to update any forward-looking statements based on new information, future events or for any other reason.

Also, I must tell you that in addition to analyzing U.S. GAAP financial results, management also analyzes non-GAAP and pro forma financial measures, as we believe these measures may allow for a better understanding of the underlying business trends. Constant currency is a non-GAAP measure whereby foreign currency balances are translated in all periods presented at Millipore’s predetermined budgeted exchange rate for 2004, thus excluding the impact of fluctuations in the actual foreign currency rates. Pro forma basis financial results reflect U.S. GAAP results translated at actual rates of exchange and adjusted for unusual or nonoperating items.

And now I will turn you over to — to Martin.

Martin Madaus: Thank you Geoff and good evening. Thank you for joining us this evening. As many of you know, I joined Millipore on January 1st of this year and I’m currently deeply immersed in learning everything I can as quickly as possible about the Company’s operations, customers, and opportunities that we have. First, for those of you I haven’t had an opportunity to meet, let me give you a short summary of my background. I was born and raised in Hamburg, Germany. I’ve worked and lived in 4 countries, but mostly in the U.S. and I also became a citizen in the U.S. last year. My training is in veterinary medicine and also practiced 3 years early in my life. In 1989, I started working for Boehringer Mannheim which was a multinational pharmaceutical and diagnostic company. I started as a product manager and worked my way up in several marketing and new product development and strategic (inaudible) functions. I have been in general management since 1996 when I was put in charge of the Canadian operation at Boehringer Mannheim, which then was acquired in 1998 by Roche. Last five years, I led the North American diagnostics business for Roche out of Indianapolis which is a large multi-segment business operation with about 4000 people. This is for other people to judge, but I believe I bring to Millipore an understanding of the relevant science, a track record of leading rapid and profitable growth, an understanding of global operations, the cultural differences in a multinational Company, and also an ability to lead organizations to higher levels of performance.

Let me tell you why I accepted Millipore’s Board’s offer. I have been familiar with the Millipore brand for several years from the laboratory side and I knew Millipore to be a very well regarded Company, strong market positions, close and positive relationships with its customers. What I found very attractive about the Company it that it’s positioned well to grow faster than it has in the past. And I saw it as a great opportunity to lead an enterprise on a worldwide basis. In coming to the Company, my ambition is to maximize shareholder value by driving top line growth mainly. And also improving operational efficiencies in manufacturing and supply chain, and other areas that will be determined soon. I will put my focus on understanding the product and technology pipeline opportunities, re-evaluate the overall strategy and implement strategies to quicken the pace of innovation. That will be my immediate focus.

Now nothing I have learned so far in the past few weeks that I have been here is inconsistent with my assumptions going into this position. Assumption is that this is a very sound Company with good franchise, good balance sheet and in general a very good basis to build on. However, nothing is off the table in my review and there will be changes. As you might expect, my ideas about Millipore going forward are really incomplete and therefore are not really ready to be articulated. It would therefore to be inappropriate for me to discuss them here. So what I will commit to you is to review them with you at the end of the second quarter.

Let’s ask Kathy, our CFO to talk about the Q4 results and talk about the guidance for 2005. I’m completely with her remarks — the remarks that she is about to make, and I have asked her to answer most of your questions about the current state of the business. Kathy?

Kathy Allen: Thank you, Martin. Good evening. In my comments, I will be referring to pages in the slide from our website beginning with the recap of the quarter on page 5.

We reported net sales for the quarter of $225 million, up 4% from the same period last year. On a constant currency basis, revenues were up 1 percent for the quarter, reported earnings for the quarter were $.49 per share. The quarter results included $.07 of unusual charges and a tax rate for the quarter below our previous estimates. Excluding these unusual items and using the previous estimated tax rate, pro forma earnings per share was $.49. As noted in the press release, we have not completed our analysis to confirm the correct timing of all of the items comprising this tax benefit in the quarter. It’s possible that some or all of this benefit should have been recorded in a previous period. For pro forma analysis purposes, we will consistently apply the previous expected rate of 22.2 percent in the calculation of the fourth quarter EPS and therefore the resulting full year EPS. In constant currency terms, bio-technology growth was 3 percent, life sciences revenue declined 2 percent and other bio-science was essentially flat with the fourth quarter of 2003.

As summarized on page 6, we ended the year with a revenue of 883 million representing growth of 10 percent and constant currency growth of 6 percent. Exchange rates —exchange rates added 4 percent to reported revenues. Reported earnings for the year were $2.10 per share. Again, excluding certain unusual items, pro — pro — pro forma EPS was $2.14 per share. Full year bio-technology growth was 9 percent, life science growth was 6 percent, and other bio-science for the year grew 3 percent.

At this point, I would like to remind you that, as in the past, we will use the phrase “constant currency” when discussing certain financial measures, including revenue growth, as we believe that this is helpful to the understanding of business dynamics excluding the impact of foreign exchange. In fact, unless expressly stated to the contrary, please assume that all growth rates in the following comments regarding revenue are stated in constant currency terms. All of the periods we’ll be discussing today, fourth quarters and full years, contain items that we would consider unusual. We have listed these in the press release. You will also find in the appendix at the back of the slide a series of schedules that map out the reconciliation of reported U.S. GAAP results to pro forma results. I will discuss the current items later as part of the income statement discussion.

Now I will provide more color on — I will provide more color on certain of the financial dynamics later in my commentary. So starting with the income statement and sales, looking at the sales discussion on page 7 of the slide where we depict the 3 dimensions that we view revenue, geography, type of product and market for the full year. These have not changed significantly over the course of 2004. Europe for the full year is 36 percent of our revenue compared to 37 percent in 2003. A reflection of slightly less bio-tech business in the current year. Consumables and service remains at approximately 82 percent of the Company’s revenue. The bio-technology market continues to expand and is now 35 percent of revenues with other bio-science down to 51 percent.

Let me discuss revenues by market first and I will briefly comment on revenue by geography. Referring to page 8, revenue growth by market indicates a fourth quarter growth in bio-tech of 3 percent, revenue decline in life science of 2 percent, and revenue levels in other bio-science were essentially equal to the fourth quarter of ’03. As noted on page 9 for the full year, Bio-tech grew 9, Life science grew 6, and other bio-science showed growth of 3 percent. Both bio-tech and other bio-science market growths were within the range of guidance we provided at our last conference call for the full year. However we had expected a stronger fourth quarter from the life science market. More on that in a minute.

Let me start with bio-tech which represents about 35 percent of our business. Revenue growth in the fourth quarter was 3 percent, slightly below the range we had provided for the fourth quarter. As we had discussed in the past, this is a challenging business to forecast with quarterly precision. For example, in the fourth quarter, we expected certain chromatography media orders to ship and the customer requested a delay to 2005. The full year 9 percent 2004 bio-tech revenue growth breaks out as 12 percent growth on sales of consumables offset by a decline in our hardware business of 5 percent. On a full year basis, this compares to a 9 percent growth in consumables in 2003. This cut of revenue is important as we view the sales of hardware as less strategic in the long term and have been very selective on the business that we take on. Consumable growth was 6 percent in the fourth quarter, offset by a decline in hardware of 7 percent. As depicted on page 10 of the slide, the quarter-to-quarter revenue growth pattern in our bio-tech business is quite variable. Large shipments that do not repeat with cyclical regularity can cause noticeable differences in growth rates.

The fundamentals in the market that drive this part of our business continue to be strong. Number of therapeutics in the pipeline as depicted on page 11. More drugs in fact being approved. Drugs being approved for additional indications. Drugs being approved in additional geographic markets. All good signs for our bio-tech future growth. Looking ahead to 2005, we expect to see another year of solid growth. 2005 revenue for the bio-tech market is expected to approximate 7 to 9 percent. As we saw in 2004, this will break down into double digit growth in consumables offset by declining hardware sales. Also, as we have seen in the past, we have no reason to believe that the quarterly lumpiness in growth rates will not continue in ’05.

Moving to life science, revenue growth in this market was actually negative this quarter, as shown in the decline of 2 percent. This is our smallest market representing approximately 14 percent of the Company. The quarterly trends in revenue for this market are reflected on page 12. Revenue growth for the quarter was below our expectations in this market. During the quarter, we began to see what appears to be spending cutbacks in some of the large pharma lab accounts in North America. Last quarter we spoke of some specific issues in certain European countries. While Germany is improving we continue to sense the impact of pharmaceutical consolidation. The business situation in France continues to be a challenge. Issues that we, and others, saw in Japan impacted by changes in administrative procedures in the country did not start to noticeably improve until late in the quarter.

So although this was a disappointing way to end the year, this part of our business did have overall growth in 2004 of 6 percent, a modest improvement over 5 percent growth in 2003 and we remain confident in our ability to accelerate the growth in this market. That confidence comes from announced and planned steady stream of new products, modest signs of funding improvements in certain geographies and strong momentum in our drug discovery products. Therefore we are expecting revenue growth of approximately 8 to 10 percent in 2005 in the life science market.

Our largest market, other bio-science, represented slightly more than 50 percent of our revenue had revenue of 103 million in the fourth quarter and was within our expected guidance range. We anticipated that this was going to be a difficult comparison quarter. Revenue in the quarter in this market was essentially flat, Q4 to Q4 and turned in a full year growth rate of 3 percent. Expected dynamics within this market played out in the quarter. Flattish revenues to pharma manufacturing, continued declines in the beverage business, offset by growth in laboratory water systems. Further, many of the same geographic dynamics that I just discussed in connection with the life science business impacted our other bio-science business in the quarter. Looking to 2005, we expect this business to grow in the range of 3 to 4 percent.

Please next turn to the slides on page 14 that depicts geographical revenue growth in the fourth quarter and full year respectively. America’s growth for the full year of 9 percent (audio cut out) was strong even with a 2 percent fourth quarter averaging the year down. In the Americas, Q4 growth was strong and sales to bio-pharmaceutical production customers and weaker laboratory customers and beverage manufacturers. European growth in the fourth quarter was marginally negative as expected with modest growth from laboratory customers offset by a decline in revenue to drug manufacturers (audio resumed) where sales of hardware declined 17 percent from the fourth quarter of 2003. For the year, the European market grew 2 percent. A mix of laboratory cuts produced belt tightening, pharma consolidation and mixed economic climate. Asia/Pacific dynamics are varied. The 5 percent annual growth in Asia is the result of a 4 percent growth in Japan and 8 percent growth in the remainder of the region with quite varied results country by country.

Moving down the P&L please refer to the fourth quarter income statement presented on a pro forma basis on page 16 of the slides, and full year income statement, also on a pro forma basis on page 18. Gross margins for the quarter were 50.9 percent bringing gross margins year to date to 53.3 percent. We had expected full year gross margins to approximate 54 percent. There are a few items in the fourth quarter that reduced our gross margins. During the fourth quarter we were able to accelerate vacating our leased manufacturing facility in Japan. This is part of our overall manufacturing strategy to reduce and align our manufacturing operations. More on this in a minute. This added over 500,000 to costs in the fourth quarter. The annualized benefit, however, from ceasing operations in Japan will be approximately $2 million.

Also, putting pressure in our fourth quarter margins was a product mix dynamic of higher sales and lower margin products than we expected, and finally the unexpected very strong Euro during the fourth quarter negatively impacted our reported margin in 2 ways: Increased cost of European manufactured goods and increased global distribution costs denominated in Euros.

You have heard us refer to various initiatives impacting our manufacturing operations. A major multi-year program is one that we internally refer to as the focused factory initiative. As part of this initiative, we will locate under one roof all like-kind manufacturing activities to leverage manufacturing skills, management, quality systems, and manufacturing processes that are appropriate for the type of products being made and importantly our customer’s expectations. Simply stated, this initiative involves moving production work centers to other plants and in some cases outsourcing the work. At the end of this program we will have factories dedicated to supporting our bio-tech and laboratory customers. We have been working on this for a couple of years now, carefully planning out the sequence of moves, communications with customers when necessary, and preparing sites to receive the production activity. 2005 is the most intense year under this program. There will be several work center moves completed by the end of the year. The costs to date of the initiatives have not been significant before the fourth quarter. However, in 2005, we will incur various costs to re-assign personnel and move machinery and equipment. Offsetting that is the expectation that we will ramp up production in certain work centers to build inventories to cover customer demand during temporary shut downs while the work centers are being moved. Net, we expect the focus factory initiative to put pressure on margins in 2005 offsetting other improvements in margins that otherwise we would have seen, such as from volume increase and cost reduction programs. As a result, we are expecting 2005’s gross margins to approximate 2004’s, somewhere around 53.5 percent.

On a — Moving to SG&A. On a pro forma basis, Q4 SG&A was $67.7 million representing 30 percent of sales. This level of spending is slightly higher than we planned primarily due to the impact of foreign currency translation and increased costs of Sarbanes-Oxley compliance in the fourth quarter. For the year, SG&A represented 29.8 percent of sales or a 50 basis point improvement from the prior year. We expect this downward trend in SG&A that we have seen for the last 3 years to continue in 2005.

Also in the fourth quarter, we took a charge to write off assets, principally intangibles related to R&D programs. During the fourth quarter, as part of the annual financial planning process, we performed a detailed review of our R&D portfolio. Coming out of that process is an assessment of projects to continue funding, projects to accelerate and projects to cease further development on. The majority of the fourth quarter write off relates to sterile transfer technology that was acquired in 2001. At that time, it was seen as a novel approach to getting components into filling line isolators while maintaining the sterile integrity of the process. Although there were customers who have purchased the product who we will continue to support, we recognize that effort would be needed to bring a fully commercialized product into the bio-pharmaceutical market. As it’s turned out, the technology challenges were greater than we had anticipated and accordingly the pay back would be less. Upon current review, (audio cut out) we decided to stop — and redeploy resources to other initiatives. At this point, I would like to clarify that we have not incorporated the potential impact of the new accounting pronouncement FAS 123R regarding stock based payments in any of our 2005 numbers. (audio returned) Management is working with our Board of Directors on defining the optimum long term incentive plan for our employees that incorporate features addressing both talent retention and alignment with long term shareholder value creation.

R&D. R&D spending for the quarter was $15.3 million and represented 6.8 percent of sales. We continue to target slightly over 7 percent of revenue for R&D. Our portfolio is full and we have shown some examples of recently announced new products on pages 19 and 20 that we are very excited about for the future. Operating margins in the quarter were 14.1 percent on a pro forma basis and we entered the year with pro forma operating margin of 16.4 percent. Net interest expense in the quarter was $1.2 million compared to $3.4 million in Q4 of 2003. The reduction primarily the result of reducing outstanding debt.

During 2004, we have substantially reduced our debt. In fact, we ended the year with cash balances exceeding outstanding — exceeding outstanding debt. The effective tax rate for the quarter was 5.7 percent. This resulted in the full year effective tax rate of 19.1 percent. This is a lower rate than we had expected at the end of Q3 when we anticipated a full year effective tax rate of between 22.2 and 22.5 percent for the year. The primary drivers behind the lower rate relate to the following items: Increased profits from our Irish manufacturing facility where production levels and related sales to other Millipore entities were greater than expected; the significant strengthening of the Euro in the fourth quarter resulted in higher mix of Irish lower tax rate earnings in our mix of profits. In addition, we had a favorable conclusion on statutory audit as they wrapped up that — that allowed us to reverse reserves of approximately $1.3 million.

Looking ahead to 2005, we expect a full year effective tax rate around 22 percent with continued quarter-to-quarter variability. Although we are modeling the year with current effects rate, we expect a lower level of profits in our Irish facility. I should point out we have not factored into this tax rate any impact from the 2004 Job Creations Act. As regulations for the Act become available, we may revise the tax rate.

As noted on slide 21, FX rates in the 2 most influential foreign currencies for us significantly strengthened in the quarter. The results versus our last guidance were mixed. Revenue growth expanded as did European expenses and cost of European manufactured goods. We also incurred an unusually large foreign exchange transaction loss on dollars denominated trade receivables in Europe. Net, the positive impact of the strength in foreign currencies was less than 1 penny in the quarter.

To summarize earnings and dynamics of quarter, bio-tech and other bio-science revenues were consistent with achieving our full year expected results while revenue in our other life science market fell short for the quarter and brought down the full year growth number. Gross margin percentages were down but mostly for reasons that are temporary. Spending levels for the quarter, again, on a pro forma basis were also consistent with the latest guidance. FX was mostly neutral on the bottom line.

Now turning to the balance sheet, we continue to see healthy improvement in key balance sheet metrics. Cash flow continues to be strong. Cash from operations in the fourth quarter were 61.5 million bringing full year cash from operations to over 169 million. Capital expenditures for the quarter were 23 million bringing full year Cap Ex to approximately 64. This resulted in free cash flow for the year of 105 million, a 75 percent increase over 2003.

We have been planning for the future in our capital expenditures. Upgrading and increasing our manufacturing space has been a focus for us as we look ahead to increased customer demands. A good example of that is our state of the art membrane plant that was completed in 2004 and is pictured on page 22. This facility in Jaffrey, New Hampshire will be supplying U.S. membrane to bio-tech customers beginning late in 2005.

Also planning for the future, is our ongoing investment in research and development. In the fourth quarter, our Board of Directors approved the construction of a research center of excellence on the site of our old headquarters building. This facility will take a couple of years to complete and is estimated to cost $50 million. We are excited about the ability to put under one roof our many talented researchers, technicians and scientists. Primarily as a result of this project, we expect capital expenditures in 2005 to approximate 85 million.

Quickly finishing up on the balance sheet comments, accounts receivable days outstanding ended the year at 73 days, a 1 day improvement from the year end 2003. Inventory days of supply on hand at the end of the year was 119. This is an increase from year end 2003 of 2 days. However, if one were to look at inventory in constant currency terms, we actually improved the number of days inventory on hand by 3 days.

So in conclusion, 2004 was a year of solid financial results. Revenue growth of 6 percent organic, 10 percent reported. On a pro forma basis, net income growth of 15 percent, pro forma EPS growth of 13 percent. Strong balance sheet performance with 105 million of free cash flow being generated and ending the year with cash exceeding debt.

Let me now summarize the financial guidance for 2005, please refer to slide 24. Revenue growth in 2005 in constant currency terms is expected to be between 5 and 7 percent. At current rates of exchange we would expect reported revenues to be approximately 2 percent greater, or a reported revenue growth of between 7 and 9 percent. The growth by market looks like bio-tech 7 to 9, life science 8 to 10 and other bio-science 3 to 4. With the P&L dynamic that I have discussed above, we expect operating margins to improve in 2005 to levels close to 17 percent. Then, including costs associated with the various manufacturing initiatives. EPS for 2005 excluding CEO transaction costs still to be incurred, will be in the range of $2.40 to $2.45 per fully diluted share. For the first quarter of 2005, sales growth is expected to be 5 to 6 percent before the impact of currency. At current exchange rates this would yield reported growth of 7 to 8 percent. EPS in the quarter is expected to be in the range of $.58 to $.62. Cash from operations in 2005 is expected to be in the range of 165 to 175 million. A slow improvement over a very strong 2004 due to the stated need to build inventory in advance of some of the manufacturing work center moves that I discussed earlier. With that we are now ready to take your questions

+++ q-and-a

Operator: Thank you. At this time I would like to remind everyone, if you would like to ask a question, please press star, then the number 1 on your telephone key pad. Your first question comes from the line of Tracy Marshbanks with First Analysts.

Tracy Marshbanks: Good evening, Martin. And welcome to the first call.

Martin Madaus: Good evening.

Tracy Marshbanks: Kathy, on the gross margin impacts that you discussed that were temporary in nature, can you help quantify the —the — the you know, value of the impact of each?

Kathy Allen: Uhm, it’s — it’s difficult to do. Let me give you — try to give you a sense. The — the first one as regards the manufacturing move, specifically around closing our Japanese manufacturing facility, was about $500,000 in the — in the fourth quarter. The next 2 items impacted margins, uhm, approximately, uhm, 10 to 15 basis points each.

Tracy Marshbanks: Okay.

Kathy Allen: Okay, so the 53.3 percent, uhm, each one of those items would have added, uhm, let’s say 10 or 15 basis points to the full year

Tracy Marshbanks: You also mentioned in discussing the life science business, that there were some geographies where the funding environment looked to be improving. Which geographies would those be?

Kathy Allen: Well, we are beginning to see some, uhm, cautious signs in — in Germany of things beginning to improve. The third quarter, uhm, was a particularly, uh, stark quarter. We talked at some length. France actually we are beginning to — although we haven’t seen it in our fourth quarter numbers, we understand that the — the French government is going to be proactive in providing some incentives in this space. And so we are looking for some improvement in the French marketplace than what we have seen in the second half, in particular 2004

Tracy Marshbanks: You’d also mentioned that late in the quarter, if I remember right, that Japan appeared to have picked up. How big a difference was there from early in the quarter to late in the quarter in Japan? Do you have an idea?

Kathy Allen: Uhm, you know, I can’t quantify that. I know we —we saw this in the — in the second — excuse me, in the third quarter where Japan was — was really off. A lot of that having to do, we believe, with reorganization and our customers readjusting their purchase pattern as a result of changes in administrative procedures for accessing government funds, changing their internal procurement systems and so forth. We started off the fourth quarter at a run rate very similar to the third quarter, but toward the end of the fourth quarter the thing started to improve in Japan. So we need a — we need a little bit more time to trend that out, but — but as I say, we did see improvement toward the end of the quarter

Tracy Marshbanks: Final question, you talked about this spending for your focus factory efforts. At least an idea of how that sort of flows during the course of ’05? Is it pretty even or skewed one direction or another?

Kathy Allen: Now, that’s a very good question. Right now we expect that it will be pretty even over the course of the year.

I will tell you, though, that internally our objective is to move as quickly as possible through this initiative so that we can get to the end state of these focus factories as quickly as possible. So right now our time line has the expenses and the impact pretty evenly through the quarters. But if we see an opportunity, as we did in the case of the Japan facility, to accelerate some of these programs and means moving some costs into earlier quarters, we will make that decision and do that. But right now, I wouldn’t say that it’s visible at any one of the quarters. It’s evenly spread through the year

Tracy Marshbanks: Thank you very much

Operator: Your next question comes from the line of Derik DeBruin with UBS.

Derik DeBruin: Hi. I guess the question being on the guidance for 2005. What’s your comfort level in terms of the EPS numbers and the revenue growth numbers? I mean I realize there is volatility and lumpiness on a quarter-to-quarter basis, but I was wondering what can you — what can you say in terms of your opinion of the comfort of it?

Kathy Allen: Well, those are our numbers. We have — it is a by-product of discussions at many levels within the organization. It is a result of detailed processes within the organization that allow us to look at our revenue by product, by customers, by all kinds of dimensions. We inform that information into our manufacturing plan. There is a fair amount of work, considerable amount of work that leads to these numbers.

Now, having said that, you know you, — we have all seen that in certain of our markets it’s difficult for us to predict the timing of the revenue. So that you notice that our range of guidance for the quarter is pretty wide, actually. And that’s taking into consideration that moving between quarters is actually harder for us to predict for some our customers. But we — you know we — as I say, we have put a lot of effort into this as always and we know what the assumptions are underlying this full year guidance

Derik DeBruin: Okay. And I guess, has there been any fundamental change in terms of the outlook in the bio-technologies segment? Are you hearing any different things about color in terms of what you are hearing from your customers in terms of their build out plans and their growth plans?

Kathy Allen: No. I think all of the indicators are the same that we have said before. The indicators all are — tend to be positive. Things are moving along with, you know, building up of capacity. Bringing capacity on-line. Technology transfers between — to CM O’s and from CM O’s. So all of the fundamentals that we look at all continue to look healthy. You have seen in the press the drugs that have been approved. The drugs that have been approved in additional geographies. So, you know, our longer term view for this — for this space is unchanged

Martin Madaus: Derik, if I may add there, if you — that’s why we provided slide number 11. You can see the comparison of the different pharmaceuticals. You can clearly see that progress has been made, and Millipore participates in some shape or form in all of these products. And so depending on the success and speed of uptake of these products, we should see a good benefit from that. So fundamentals are still strong

Derik DeBruin: Okay. I will actually get back in the queue. Thank you

Operator: Your next question comes from the line of Tony Butler with Lehman Brothers.

Tony Butler: Yes, thank you. Two brief questions. One is: while I’m respectful of — of customer demand changes, I’m having a little trouble understanding though why you were not able to vacate the leased space in Japan at a more timely fashion. And the, point 2; back to the tax benefit for the quarter, could you comment as to when and how you actually learned about that benefit? Thanks very much.

Kathy Allen: Okay. On the — on the Japan manufacturing facility. Uhm, in our original time line for the — for this consolidation of our manufacturing footprint, we had planned to close this facility in 2005. There were goods being manufactured there and those goods needed to be — or those production activities needed to be moved to the receiving sites. In one case, one of the products was actually a sterile product and so we needed to prove the product met certain high standards in the — from the new manufacturer. That just takes time. We were able to accelerate through that, in fact faster, than — than we had originally planned. And were able to exit out of that lease. We were manufacturing right — pretty much right through the end of the period. So we were not — we moved as quickly as we could on that.

As regards the tax matters, the items that — that we are looking at came through in our fourth quarter tax calc — accounting and our review of our fourth quarter tax rate. So it is — it is in — As part of that analysis that these matters have been — have been brought up and we are looking at them for timing at this point.

Tony Butler: Thank you

Operator: Your next question comes from the line of Darryl Pardi with Merrill Lynch.

Darryl Pardi: Good evening. Have you discussed what the driver of the decline was in your pharma processing business, and then again in food and beverage?

Kathy Allen: In the— the classical pharma piece?

Darryl Pardi: uh-huh

Kathy Allen: That’s been a business that if we go and look back a few quarters, we will see that that business has been really a — a very modest low growth business and we had anticipated that would be the case again this quarter. This is the classical pharmaceutical business, uhm and the fundamentals of that marketplace are growing in a rate, you know, not too dissimilar from what we have seen.

On the beverage side, again, the beverage business for us is not strategic. It is — We have some business there that allows us to — excuse me — leverage products that we have in our portfolio. We are not aggressively looking to drive that growth in that business. If we can provide solutions to customers at a price which is consistent with our profitability model, then, of course, we do so. But for us, that is not long-term a critic — a strategic business for us.

Having said that, that business does go through periods of decline. We have seen recently the beer beverage, for example, in Japan, sort of comes and goes around the use of filtering technology in the production of beer. And so that business is — it is lower growth business for us and in any given quarter we could have a kind of performance that we saw here. And again, we had anticipated this in the third quarter

Darryl Pardi: Okay. Kathy, do you have a sense for where bio-pharma, the whole bio-pharma business, both traditional pharma and biologic where capacity utilization is at presently in manufacturing?

Kathy Allen: I’m sorry, I do not know that number. No.

Darryl Pardi: Okay. Just last question, the question was asked previously about your guidance for next year and you walked through your methodology of getting there. But can you also talk to us about your assumptions for next year? I mean, the guidance that you’ve laid out is not consistent with the performance that you had in the second half of 04’. And I’m just trying to — want to get a sense of what gives you comfort in what you are seeing in your end market in particular that gives you comfort in giving that guidance?

Kathy Allen: Well my first thought would be to compare the full year guidance of ’05 to the full year performance of 2004. We have a business, particularly in the bio-tech market, that is not a smooth linear growing business. The business is — that’s part of our business which extrapolates to the growth of the entire company will vary based on large orders being in the base and not repeating in the comparable period. So you see in 2004 some of that dynamic in terms of the Q4 growth numbers being very low, very much impacted in the third quarter by a tough comparison to Q3 of 2003 when it was a very large $7 million plus chromatography order that did not repeat in the comparable quarter in ’04. Q4 of ’04, again, we knew would be tough comparison. Q3 of ’04 was a very, very strong quarter for us.

So your observation is — is correct. The first half of 2001 looks very different from the second half of 2004. So as we look ahead to the full year, we step back and look at full year performance. The trend of dollars, and compare that to full year 2005. That combined with the dynamics that I discussed, fundamental health and strengths in the bio-tech business, we believe improvement in the life science funding environment, and then the other business continuing to grow 3 to 4 percent, it’s reasonable for us to envision, you know, how that track of revenue growth would yield that result.

Darryl Pardi: Okay, thank you.

Operator: Your next question comes from the line of Paul Knight with Thomas Weisel Partners.

Peter Lawson: Hi. It’s Peter Lawson in for Paul Knight. I just wanted to get some indication about quarterly guidance. I may have missed that.

Kathy Allen: The only guidance that we provided was the first quarter, shall I repeat that?

Peter Lawson: Yes, please.

Kathy Allen: Okay. Q1 growth rate of revenue in constant currencies is expected to be 5 to 6 percent. At today’s exchange rate will be reported at 7 to 8 percent and that will generate earnings per share of $.58 to $.62 in the first quarter.

Peter Lawson: Okay. And what’s your tax rate for 2005 and 2006, do you think?

Kathy Allen: Well, we have modeled in this EPS guidance a 22 percent tax rate. For 2005. I have not looked forward to 2006. And as I noted in my comments, the 22 percent does not reflect any impact from the Jobs Creation Act of 2004. But we have used 22 percent for purposes of this guidance

Peter Lawson: Thank you. And where do you think operating margins are heading? For 2005-2006?

Kathy Allen: Well I think operating margins in 2005 will improve to close to 17 percent consistent with our guidance. Going forward, clearly this is an area that — that we are focussed on. I think operating margins will continue to accelerate. We have opportunities to improve leverage, as we have seen now for 3 years running, on our SG&A side. And I think with the number of the initiatives that we have going on the manufacturing area, and just increase absorption of the capacity that we have that our gross margins will consistently improve. So I think we are looking at series of improving years of operating margins.

Peter Lawson: Okay. One final question. Regarding manufacturing, how are you split between traditional and protein drug manufacturing?

Kathy Allen: In — I’m sorry, could you repeat that?

Peter Lawson: What’s the split for your exposure to drug manufacturing compared to some traditional drug manufacturing, small drug, small molecule- based drugs and protein -based drugs?

Kathy Allen: If you — The part of our business that — that we break out and label bio-biotech is the bio-therapeutics. And so that’s approximately 35 percent of the Company. And we — the classical pharma, if you will, is included in other bio-science and we do not break that out separately

Peter Lawson: Okay. Thank you

Operator: Your next question comes from the line of Tycho Peterson with JP Morgan.

Tycho Peterson: Yeah, hi. I was wondering if you could comment a little bit on M&A and if you know, you don’t want to get to specific, you can talk maybe about, you know, any gaps that you think you have in the portfolio right now?

Martin Madaus: I can only comment on it. I would say M&A is of course a part of our growth strategy of any Company — I would say. But it’s clearly too early to say what role this strategy will play in our strategy. I said in my previous meetings of the second week of January that we will look into strategies to accelerate growth. That is a declared objective, and we will put a lot of emphasis on it. But what role M&A will play, it’s really too early to say

Tycho Peterson: And not to put you on the hook Martin, but given your background, you know, how do you view the diagnostic opportunities?

Martin Madaus: I know the various diagnostics markets very well and the dynamics, it’s certainly something to look at. But I also know the challenges in those markets and the (inaudible) player. Something to consider, but it’s under review.

Tycho Peterson: Okay. Kathy, did you give color — I may have missed it on the medical device business. I know that it was weakened in the third quarter

Kathy Allen: I’m sorry. Could you repeat that?

Tycho Peterson: You know, your medical device business, it was relatively weak in the third quarter. How did it do in the fourth quarter? I know it had been an issue with some of the manufacturers eliminating filters on delivery systems, (inaudible) for Abbot, et cetera.

Kathy Allen: That business is actually a small part of our business. It has declined, I think it’s leveled off with not a significant part of the impact in the fourth quarter.

Tycho Peterson: And then finally on sample prep, you know, is there anything going on in the competitive market there in terms of share gains, share losses?

Kathy Allen: No, I would say we are continuing to — to — to make in roads. We — as you — as you may have seen, in our previous press releases, we are continuing to introduce new products. And I think we are continuing to have good momentum there. But nothing — nothing significant in terms of share change that I could report at this point.

Tycho Peterson: Thank you.

Operator: Your next question comes from the line of Viveck (ph) Hannah with Argus Partners.

[Viveck Hannah]: Hi. Good evening. I just had a question in terms of the foreign exchange, how much do you think foreign exchange will add next year to the top line?

Kathy Allen: At current rates of exchange, it will add 2 percentage points of growth.

[Viveck Hannah]: This year it added like something like 70 million, and the next year it will add 70-plus 2 percent or you just take 2 percent of the revenues and that’s what it is?

Kathy Allen: Yeah, I guess I didn’t think of it that way. You can back calculate it. If you take and calculate 2005 revenue at — if you think that 2000 — 2005 constant currency growth is say 7 percent, then use 9 percent off of actual dollars and that’s how you can figure out the difference. I don’t have that calculation right here

[Viveck Hannah]: No problem. I just have another question. It seemed like your life science business was down in the quarter and I’m still confused why you think it’s going to be so robust, 7 — 6-to-7 percent next year?

Kathy Allen: Yes, it was down. It declined in this quarter. Well again, I think that we’ve had some — the fourth quarter was a challenging quarter for us. We — we definitely had a notable drop off in spending, particularly late in the quarter in some the laboratories, particularly in the United States. For the reasons I indicated before. We are confident — again, remember, this is only 14 to 15 percent of the Company. So it doesn’t take too, too much money to get the growth rate up. We have many new products that have been introduced the late in the year. We’ve had very progress in the drug discovery area. Very targeted solutions around drug discovery, ADME-tox applications, et cetera. We had a good year on that subset of drug discovery. We have seen as, I alluded to earlier, some positive indications of improved funding in this space. So it is a — it is a ramp up from the fourth quarter, but on a full year basis it’s, — excuse me, the life science business still had a reasonably good full year ’04 that we were looking to accelerate in ’05

[Viveck Hannah]: And so you think it will accelerate late in ’05, or as early as the first half of ’05? Or when do you think this acceleration is going to occur?

Kathy Allen: We are looking to see a first quarter that is actually much better than the fourth quarter.

[Viveck Hannah]: Okay. And you already are seeing trends that give you the confidence?

Kathy Allen: It’s too soon to tell. Three weeks in.

[Viveck Hannah]: Okay. Thank you.

Operator: You have a follow-up question from the line of Darryl Pardi with Merrill Lynch .

Darryl Pardi: Hey, Kathy, can you just remind me how the operating managers - their variable compensation is set? Like what are the drivers for it?

Kathy Allen: The President’s of our operating divisions, their variable compensation is very much linked to the performance of the Corporation. So their — their employees have a mixed variable comp plan that is a composite of the performance of their division and the performance of the Corporation. But the heads of the divisions have a variable comp plan focused on total Company results. It’s a mix of revenue growth for the Corporation, profitability growth for the Corporation, and how we did versus the outside market, a relative comparison to other companies in the space. So it’s a composite of those financial measures.

Darryl Pardi: Okay. And are those goals consistent with the outlook that you presented to us?

Kathy Allen: Yes. Yes there is alignment.

Darryl Pardi: Okay. Great. Thank you.

Operator: At this time, there are no further questions. Mr. Helliwell, are there any closing remarks?

Geoff Helliwell: No, I think we are all done. Okay, thank you. Thank you very much

Operator: Thank you for participating in today’s Millipore’s fourth quarter earnings conference call. This call will be available for replay beginning at 8:30 P.M. today through 11:59 P.M. Eastern Standard Time Wednesday, February 3, 2005. The conference ID number for the replay is: 358-3198. Again, the conference ID number for the replay is, 358-3198. The number to dial for the replay is 1-800-642-1687. Again, the number to dial for replay is, 1-800-642-1687. This concludes today’s conference call. You may now disconnect.